Filed Pursuant To Rule 424(b)(2)
Registration No. 333-151608
CALCULATION OF REGISTRATION FEE

	Maximum	Amount of
Title of each class of securities to be registered	aggregate	Registration
Common Shares, par value $1.00 per share	$1,000,000,000	$55,800(1)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act. A total of $41,850 was previously paid in connection with the filing of the Prospectus Supplement, filed with the Securities and Exchange Commission on May 11, 2009. After application of the $41,850 previously paid, $13,950 is being paid at this time.

ADDENDUM TO PROSPECTUS SUPPLEMENT DATED MAY 11, 2009 (To Prospectus dated June 12, 2008)
$1,000,000,000 KeyCorp Common Shares

This addendum to the accompanying prospectus supplement and prospectus relates to the offer and sale from time to time of our common shares, par value $1.00 per share, through Morgan Stanley & Co. Incorporated, as our sales agent, or to Morgan Stanley & Co. Incorporated, for resale, over a period of time and from time to time in transactions at then-current market prices, pursuant to an equity distribution agreement. On June 2, 2009, we and Morgan Stanley & Co. Incorporated entered into an amendment to such equity distribution agreement, the sole purpose of which was to increase the maximum aggregate offering price of our common shares that can be offered and sold pursuant to the equity distribution agreement from $750,000,000 to $1,000,000,000. As a result, all references to “$750,000,000” in the prospectus supplement dated May 11, 2009 shall be deleted and “$1,000,000,000” be substituted in lieu thereof.
We will pay Morgan Stanley & Co. Incorporated a commission, or allow a discount, as the case may be, in each case equal to 1.50% of the gross proceeds for the first $250,000,000 of any common shares sold through it as our sales agent pursuant to this prospectus supplement, 1.375% of the gross proceeds for amounts sold pursuant to this prospectus supplement in excess of $250,000,000 up to (and including) $500,000,000, and 1.25% of the gross proceeds for amounts sold pursuant to this prospectus supplement in excess of $500,000,000. The net proceeds we receive from the sale of the common shares to which this prospectus supplement relates will be the gross proceeds received from such sales less the commissions or discounts and any other costs we may incur in issuing the common shares. See “Plan of Distribution” in the prospectus supplement for further information.
Our common shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
Investing in our common shares involves risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement to read about factors you should consider before buying common shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley
Prospectus Addendum dated June 2, 2009

PROSPECTUS SUPPLEMENT (To Prospectus dated June 12, 2008) $750,000,000 KeyCorp Common Shares

This prospectus supplement and accompanying prospectus relate to the offer and sale from time to time of our common shares, par value $1.00 per share, having an aggregate offering price of up to $750,000,000 through Morgan Stanley & Co. Incorporated, as our sales agent, or to Morgan Stanley & Co. Incorporated, for resale.
Our common shares are listed on the New York Stock Exchange under the symbol “KEY”. The last reported sale price of our common shares on the New York Stock Exchange on May 8, 2009 was $6.97 per share.
Our common shares to which this prospectus supplement relates generally will be offered and sold through Morgan Stanley & Co. Incorporated, as our sales agent, or to Morgan Stanley & Co. Incorporated, for resale, over a period of time and from time to time in transactions at then-current market prices, pursuant to an equity distribution agreement. Accordingly, we may sell common shares having gross proceeds of up to $750,000,000.
We will pay Morgan Stanley & Co. Incorporated a commission, or allow a discount, as the case may be, in each case equal to 1.50% of the gross proceeds for the first $250,000,000 of any common shares sold through it as our sales agent pursuant to this prospectus supplement, 1.375% of the gross proceeds for amounts sold pursuant to this prospectus supplement in excess of $250,000,000 up to (and including) $500,000,000, and 1.25% of the gross proceeds for amounts sold pursuant to this prospectus supplement in excess of $500,000,000. The net proceeds we receive from the sale of the common shares to which this prospectus supplement relates will be the gross proceeds received from such sales less the commissions or discounts and any other costs we may incur in issuing the common shares. See “Plan of Distribution”.
Our common shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
Investing in our common shares involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement to read about factors you should consider before buying common shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley
May 11, 2009

Prospectus Supplement
Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that differs from information in the accompanying prospectus.
     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Morgan Stanley & Co. Incorporated has not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it in making a decision about whether to invest in the common shares. We are not, and Morgan Stanley & Co. Incorporated is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.
     If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or similar references mean KeyCorp.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
     In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.
     We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:
•	Annual Report on Form 10-K for the year ended December 31, 2008.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

•	Current Reports on Form 8-K filed on January 22, 2009, March 16, 2009 and April 21, 2009.

•	The description of our common shares set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.
     Unless stated otherwise in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference herein.
     You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:
KeyCorp
127 Public Square
Cleveland, Ohio 44114-1306
Attention: Investor Relations
(216) 689-6300

FORWARD-LOOKING STATEMENTS
     This prospectus supplement and the accompanying prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates” or other similar words, expressions or conditional verbs such as “will,” “would,” “could” and “should.”
     Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including the following factors:
•	In conjunction with the Supervisory Capital Assessment Program (“SCAP”), a component of the United States Department of the Treasury’s (the “U.S. Treasury”) Capital Assistance Program (“CAP”), the regulators determined that we need to raise $1.8 billion in additional Tier 1 common equity. Our capital raising and augmentation efforts will likely be highly dilutive to our common shareholders and may reduce the market price of our common shares. If we are unable to increase our common equity capital through the capital markets, we will be required to obtain such capital from the U.S. Treasury by converting a portion of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), issued under the Capital Purchase Program (“CPP”) to mandatorily convertible preferred shares under the CAP by November 9, 2009.

•	We may be unable to raise any or all of the private capital in the amount required to augment Tier 1 common equity as required by the regulators.

•	Converting our Series B Preferred Stock under the CAP will impose additional restrictions on operations and may affect our liquidity.

•	The credit ratings of KeyCorp and KeyBank are essential to maintaining liquidity. Further downgrades from the major credit ratings agencies in 2009 could mean that our debt ratings fall below investment-grade, which, in turn, could have an adverse effect on access to liquidity sources, cost of funds, access to investors, and collateral or funding requirements.

•	Our requirement to raise additional Tier 1 common equity could potentially require us to obtain a significant amount of additional capital from the U.S. Treasury or an individual private investor, both of which could result in a change of control for KeyCorp and its subsidiaries under applicable regulatory standards and contractual terms.

•	Potential misinterpretation of the SCAP assessment results could adversely affect our ability to attract and retain customers and compete for new business opportunities.

•	Unprecedented volatility in the stock markets, public debt markets and other capital markets, including continued disruption in the fixed income markets, has affected and could continue to affect our ability to raise capital or other funding for liquidity and business purposes, as well as revenue from client-based underwriting, investment banking and other capital markets-driven businesses.

•	Interest rates could change more quickly or more significantly than management expects, which may have an adverse effect on our financial results.

•	Trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations.

•	Changes in foreign exchange rates, equity markets, and the financial soundness of bond insurers, sureties and even other unrelated financial companies have the potential to affect current market values of financial instruments which, in turn, could have a material adverse effect on us.

•	Asset price deterioration has had (and may continue to have) a negative effect on the valuation of many of the asset categories represented on our balance sheet.

•	The Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009, the Financial Stability Plan announced on February 10, 2009, by the Secretary of the U.S. Treasury, in coordination with other financial institution regulators, and other initiatives undertaken by the U.S. government may not have the intended effect on the financial markets; the current extreme volatility and limited credit availability may persist. If these actions fail to help stabilize the financial markets and the current financial market and economic conditions continue or deteriorate further, our business, financial condition, results of operations, access to credit and the trading price of our common shares could all suffer a material decline.

•	The terms of the CPP, pursuant to which we issued securities to U.S. Treasury may limit our ability to return capital to shareholders and could be dilutive to our common shareholders. If we are unable to redeem such preferred shares within five years, the dividend rate will increase substantially.

•	Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions.

•	The problems in the housing markets, including issues related to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and related conditions in the financial markets, or other issues, such as the price volatility of oil or other commodities, could cause general economic conditions to deteriorate further. In addition, these problems may inflict further damage on the local economies, or industries in which we have significant operations or assets, and, among other things, may materially impact credit quality in existing portfolios and/or our ability to generate loans in the future.

•	Increases in interest rates or further weakening economic conditions could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans. Additionally, the allowance for loan losses may be insufficient if the estimates and judgments management used to establish the allowance prove to be inaccurate.

•	We may face increased competitive pressure due to the recent consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies.

•	We may become subject to new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect our financial condition, including new regulations imposed in connection with the Troubled Asset Relief Program (“TARP”) provisions of the EESA, such as the Financial Stability Plan and the CPP, being implemented and administered by the U.S. Treasury in coordination with other federal regulatory agencies, further laws enacted by the U.S. Congress in an effort to strengthen the fundamentals of the economy, or other regulations promulgated by federal regulators to mitigate the systemic risk presented by the current financial crisis such as the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program (“TLGP”).

•	It could take us longer than anticipated to implement strategic initiatives, including those designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives we employ may be unsuccessful.

•	Increases in deposit insurance premiums imposed on KeyBank due to the FDIC’s restoration plan for the Deposit Insurance Fund established on October 7, 2008, and continued difficulties experienced by other financial institutions may have an adverse effect on our results of operations.

v

•	Acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that our management has not anticipated.

•	We and our subsidiaries are subject to voluminous and complex rules, regulations and guidelines imposed by a number of government authorities; regulatory requirements appear to be expanding in the current environment. Implementing and monitoring compliance with these requirements is a significant task, and failure to effectively do so may result in penalties or related costs that could have an adverse effect on KeyCorp’s results of operations.

•	We may have difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position.

•	We may experience operational or risk management failures due to technological or other factors.

•	Changes in accounting principles or in tax laws, rules and regulations could have an adverse effect on our financial results or capital.

•	We may become subject to new legal obligations or liabilities, or the unfavorable resolution of pending litigation may have an adverse effect on our financial results or our capital.

•	Terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers.

•	KeyCorp has leasing offices and clients throughout the world. Economic and political uncertainties resulting from terrorist attacks, military actions or other events that affect countries in which we operate may have an adverse effect on those leasing clients and their ability to make timely payments.

SUMMARY
     The following information should be read together with and is qualified in its entirety by the more detailed information contained in other parts of this prospectus supplement and in the accompanying prospectus or incorporated by reference herein. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the common shares, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the common shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement, to determine whether an investment in the common shares is appropriate for you.
About KeyCorp
     KeyCorp, organized in 1958 under the laws of the State of Ohio, is headquartered in Cleveland, Ohio. We are a bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). As of March 31, 2009, we were one of the nation’s largest bank-based financial services companies with consolidated total assets of approximately $97.8 billion. KeyCorp is the parent holding company for KeyBank National Association (“KeyBank”), its principal subsidiary, through which most of its banking services are provided. Through KeyBank and certain other subsidiaries, KeyCorp provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through two major business groups, Community Banking and National Banking. As of March 31, 2009, these services were provided across much of the country through KeyBank’s operating 989 full-service retail banking branches, additional offices, a telephone banking call center services group and a network of 1,479 ATMs in 16 states. We and our subsidiaries had an average of 17,468 full-time equivalent employees during the three months ended March 31, 2009.
     In addition to the customary banking services of accepting deposits and making loans, our bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through our subsidiary banks, trust company and registered investment adviser subsidiaries, we provide investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high-net-worth individuals and multiemployer trust funds established for providing pension, vacation or other benefits to employees.
     We provide other financial services — both inside and outside of our primary banking markets — through our nonbank subsidiaries. These services include accident, health, and credit-life insurance on loans made by KeyBank, principal investing, community development financing, securities underwriting and brokerage, and merchant services. We are an equity participant in a joint venture with Key Merchant Services, LLC, which provides merchant services to businesses.
     Our principal office and mailing address is 127 Public Square, Cleveland, Ohio 44114-1306. Our telephone number is (216) 689-6300.

Summary of Offering
     The following summary of the offering contains basic information about the offering and our common shares and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the common shares, please refer to the section of this prospectus supplement entitled “Description of Capital Stock.”

Issuer	KeyCorp, an Ohio corporation.

Common Shares Offered	Common shares, $1.00 par value per share, having aggregate sales proceeds of up to $750,000,000.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds.”

Risk Factors	An investment in our common shares is subject to risks. Please refer to “Risk Factors” beginning on page S-3 of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, as well as other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in our common shares.

New York Stock Exchange Symbol	KEY

RISK FACTORS
     An investment in our common shares is subject to risk. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below and elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein.
     Before you decide to invest in our common shares, you should consider the risk factors below, the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), or 15(d) of the Exchange Act. Please refer to “Where You Can Find More Information” above for references to these other filings.
The Price of Our Common Shares May Fluctuate Significantly Due to General Market Conditions and Other Unpredictable Factors, and this May Make It Difficult for You to Resell Common Shares Owned by You at Times or at Prices You Find Attractive.
     The price of our common shares on the New York Stock Exchange constantly changes. We expect that the market price of our common shares will continue to fluctuate.
     Our share price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:
•	actual or anticipated quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility;

•	our past and future dividend practice;

•	our creditworthiness as determined by nationally recognized statistical rating organizations and which is subject to change;

•	interest rates;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets.
     In addition, in recent months, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our share price, notwithstanding our operating results.
     Accordingly, any common shares that you purchase in this offering may in the future trade at a lower price than that at which they were purchased.
There May Be Future Sales or Other Dilution of Our Equity, Which May Adversely Affect the Market Price of Our Common Shares.
     We are not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. The market price of our common shares could decline as a result of sales of common shares made after this offering or the perception that such sales could occur.
     The issuance of additional common shares or shares of preferred stock or convertible securities could be substantially dilutive of our common shares. Moreover, to the extent that we issue restricted stock awards or units, stock appreciation rights, options, or warrants to purchase our common shares in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution.
You May Not Receive Dividends on Our Common Shares.
     Holders of our common shares are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, our common shareholders are subject to the prior dividend rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. As of March 31, 2009, there were 6,575,000 shares of 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, with a liquidation preference of $100 per share (“Series A Preferred Stock”), issued and outstanding and 25,000 shares of Series B Preferred Stock, issued and outstanding.
     We recently announced our intention to reduce our quarterly dividend to $0.01 per share and do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could determine to eliminate our common shares dividend altogether. Furthermore, as long as the preferred stock issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common shares, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. This could adversely affect the market price of our common shares. Also, we are a bank holding company and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends.
Our Common Shares are Equity Interests and Therefore Subordinate to Our Indebtedness and Preferred Stock.
     Our common shares are equity interests in KeyCorp and do not constitute indebtedness. As such, our common shares rank junior to all indebtedness and other non-equity claims on KeyCorp with respect to assets available to satisfy claims on KeyCorp, including in a liquidation of KeyCorp. Additionally, holders of our common shares are subject to the prior dividend and liquidation rights of any holders of our preferred stock.
     Under the terms of the Series A Preferred Stock and the Series B Preferred Stock (which are described in more detail under “Description of Capital Stock” below), our ability to declare or pay dividends on or repurchase our common shares or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock or the Series B Preferred Stock. In addition, prior to November 14, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our common stock dividend above $0.1875 except in limited circumstances. Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the shareholders. If we issue preferred shares in the future that have a preference over our common shares with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the common shares, the rights of holders of our common shares or the market price of our common shares could be adversely affected.
Our Results of Operations and Ability to Pay Dividends Depend Upon the Results of Operations of Our Subsidiaries.
     We are a holding company that conducts substantially all of our operations through our bank and other subsidiaries. As a result, our results of operations and our ability to make dividend payments on our common shares will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.
     There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us. Regulatory action could impede access to funds we need to make payments on our obligations or dividend payments. Additionally, if our subsidiaries’ earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to make dividend payments to our common or preferred shareholders.
     In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the common shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our common shares are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.
     At March 31, 2009, our subsidiaries’ total deposits and borrowings were approximately $84.9 billion.
The Issuance of Additional Series of Our Preferred Stock Could Adversely Affect Holders of Our Common Shares, Which May Negatively Impact the Value of Your Investment.
     Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of our common shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common shares with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue additional preferred stock in the future that has a preference over our common shares with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common shares, the rights of holders of our common shares or the market price of our common shares could be adversely affected.
Resales of Our Common Shares in the Public Market Following this Offering May Cause Their Market Price to Fall.
     We may issue our common shares with aggregate sales proceeds of up to $750,000,000 from time to time in connection with this offering. The issuance from time to time of these new common shares, or our ability to issue these new common shares in this offering, could have the effect of depressing the market price for our common shares.

USE OF PROCEEDS
     We expect to receive net proceeds from the offering of up to approximately $739,387,500, after estimated expenses and commissions. We currently intend to use the net proceeds from the sale of the common shares offered hereby for general corporate purposes.

PRICE RANGE OF COMMON SHARES
     Our common shares trade on the New York Stock Exchange under the symbol “KEY”. As of April 30, 2009, there were 502,479,136 common shares issued and outstanding. As of May 8, 2009, there were approximately 39,525 shareholders of record of our common shares.
     The following table provides the high and low closing sales price per common share during the periods indicated, as reported on the New York Stock Exchange, and dividends paid per common share during such periods.

			Dividend
	Price Range of Common Shares		Paid Per
	Low	High	Share
2009:
Second Quarter (through May 8, 2009)	$5.88	$9.23	$—
First Quarter	5.36	9.14	0.0625

2008:
Fourth Quarter	6.27	13.73	0.0625
Third Quarter	8.37	14.88	0.1875
Second Quarter	10.98	25.61	0.375
First Quarter	20.50	26.42	0.375

2007:
Fourth Quarter	21.91	33.77	0.365
Third Quarter	31.70	36.78	0.365
Second Quarter	34.33	38.58	0.365
First Quarter	36.67	39.79	0.365
DIVIDEND POLICY
     The amount of future dividends on our common shares will depend on earnings, financial condition, capital requirements and other factors, and will generally be determined by our board of directors on a quarterly basis.
     To maintain a strong capital base, our board of directors has expressed its intention to reduce the quarterly dividend on our common shares to $.01 per share from $.0625, commencing in the second quarter of 2009, an action that will permit us to retain approximately $100 million of capital on an annual basis.
     The Federal Reserve requires bank holding companies like KeyCorp to act as a source of financial strength to their subsidiary banks. Accordingly, we are required to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. Due to the challenges presented by the current economic and regulatory environment, we do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could further reduce or eliminate our common shares dividend. In any event, due to our participation in the CPP, prior to November 14, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury would be required for us to, among other things, increase our common stock dividend above $0.1875 except in limited circumstances.

DESCRIPTION OF CAPITAL STOCK
     The following section is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our articles of incorporation and regulations because they describe your rights as a holder of our common shares. We have filed our articles of incorporation and regulations as an exhibit to the registration statement that we have filed with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of our articles of incorporation and regulations.
Preferred Stock
     Our authorized capital stock includes 25,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, and conversion rights, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors.
Series A Preferred Stock
     During 2008, we issued approximately 6.6 million shares, of Series A Preferred Stock. The Series A Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a noncumulative dividend at the rate of 7.75% per annum at the discretion of our board of directors; and (3) is not redeemable at any time. The Series A Preferred Stock ranks senior to our common shares and is on parity with the Series B Preferred Stock discussed below in the event of liquidation or dissolution of KeyCorp. Each share of Series A Preferred Stock is convertible at any time into 7.0922 of our common shares (equivalent to an initial conversion price of approximately $14.10 per common share), plus cash in lieu of fractional shares. The conversion rate may change upon the occurrence of a consummation of a merger, a change of control (a “make-whole” acquisition), a reorganization event or to prevent dilution. On or after June 15, 2013, if the closing price of KeyCorp common shares exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period, we may automatically convert some or all of the outstanding Series A Preferred Stock into our common shares at the then prevailing conversion rate.
     In April, our board of directors declared a cash dividend of $1.9375 per share of Series A Preferred Stock. The dividend is payable June 15, 2009 to holders of record on May 29, 2009.
Series B Preferred Stock
     On November 14, 2008, we raised $2.5 billion of capital as a participant in the U.S. Treasury’s CPP. In conjunction with this program, we issued to the U.S. Treasury: (1) 25,000 shares of Series B Preferred Stock and (2) a warrant to purchase 35,244,361 of our common shares at an exercise price of $10.64. The Series B Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter; and (3) is callable at par plus accrued and unpaid dividends at any time. The Series B Preferred Stock ranks senior to our common shares and is on parity with the Series A Preferred Stock in the event of liquidation or dissolution of KeyCorp.
     The terms of the transaction with the U.S. Treasury include limitations on our ability to pay dividends and repurchase our common shares. For three years after the issuance or until the U.S. Treasury no longer holds any Series B Preferred Stock, we will not be able to increase our dividends above the level paid in the third quarter of 2008, nor will we be permitted to repurchase any of our common shares or preferred stock without the approval of the U.S. Treasury, subject to the availability of certain limited exceptions (e.g., for purchases in connection with benefit plans).
     Pursuant to an interim final rule issued by the Board of Governors of the Federal Reserve System on October 16, 2008, bank holding companies that issue new preferred stock to the U.S. Treasury under the Capital Purchase Program are permitted to include an unlimited amount of such capital instruments in Tier 1 capital for purposes of the Board’s risk-based and leverage capital rules and guidelines for bank holding companies.

     During the first quarter of 2009, we made a $32 million dividend payment to the U.S. Treasury Department. This is the first of such quarterly payments that we will be making to the government.
Common Shares
     We may issue common shares in such amounts and proportion and for such consideration as may be fixed by our board of directors or a properly designated committee thereof. As of the date of this prospectus supplement, we are authorized to issue up to 1,400,000,000 common shares. As of March 31, 2009, we had issued 584,061,120 of our common shares (including 85,487,810 common shares held in treasury). Our common shares are traded on the New York Stock Exchange under the symbol “KEY”. The transfer agent and registrar for our common shares is Computershare Investor Services LLC.
General
     Holders of our common shares are not entitled to preemptive or preferential rights. Our common shares have no redemption or sinking fund provisions applicable thereto. Our common shares do not have any conversion rights. The rights of holders of our common shares will be subject to, and may be adversely affected by, the rights of holders of our currently outstanding Series A Preferred Stock and Series B Preferred Stock and any preferred stock that we may issue in the future.
     We may issue authorized but unissued common shares in connection with several employee benefit and stock option and incentive plans maintained by us or our subsidiaries, and under our Direct Registration Plan.
     Our outstanding common shares are fully paid and non-assessable and common shares we issue in the future, when fully paid for, will be non-assessable.
Dividends
     When, as and if dividends are declared by our board of directors out of funds legally available for their payment, the holders of our common shares are entitled to share equally, share for share, in such dividends. The payment of dividends on our common shares is subject to the prior payment of dividends on our preferred stock.
Liquidation
     In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common shares are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of all series of our outstanding preferred stock.
Voting Rights
     Subject to the rights, if any, of the holders of any series of preferred stock, holders of our common shares have exclusive voting rights and are entitled to one vote for each common share on all matters voted upon by the shareholders. Holders of our common shares do not have the right to cumulate their voting power.
Share Repurchase Program
     Our board of directors has authorized a share repurchase program described in our quarterly reports on Form 10-Q and filed with the SEC (see “Where You Can Find More Information”). The program does not have an expiration date. We did not repurchase any common shares during the first three months of 2009. At March 31, 2009, a remaining balance of approximately 14 million shares is eligible for repurchase under this authorization. However, in accordance with the provisions of the TARP CPP, we are not permitted to repurchase additional common shares without the approval of the U.S. Treasury as long as any TARP preferred stock issued by us under the CPP remains outstanding.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON SHARES
     The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of common shares by a non-U.S. holder (as defined below) that holds the common shares as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell common shares under the constructive sale provisions of the Code, and persons that hold common shares as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws.
You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of common shares.
     For purposes of this summary, a “non-U.S. holder” or “non-U.S. person” means a person (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:
•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable United States Treasury regulations to be treated as a United States person.
     If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common shares should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
Dividends
     Dividends paid to a non-U.S. holder of our common shares generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of our common shares who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common shares is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
     A non-U.S. holder of our common shares eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.
     If dividends we pay to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Disposition of Common Shares
     If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our common shares unless:
•	the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that you maintain in the United States);

•	you are an individual, you hold our common shares as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common shares, and you are ineligible for any treaty exemption.
“Effectively connected” gains described in the first bullet point are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S.-source capital loss.
     We believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
     Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common shares effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:
•	a valid Internal Revenue Service Form W-8BEN upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership, an estate, or a trust, Form W-8IMY (if applicable), together with any other relevant documents, certifying that the non-U.S. holder and each partner in the partnership or beneficiary of the estate or trust is) a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations or you otherwise establish an exemption.
     However, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
     Payment of the proceeds from the sale of our common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.
     In addition, a sale of our common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:
•	a United States person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
     You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS
     Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold the common shares should consider whether an investment in our common shares would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” or Section 4975 of the Code.
     Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, which we refer to collectively as “Plans” and individually as a “Plan,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws, or “Similar Laws.”
     The acquisition or holding of our common shares by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless our common shares are acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, in such situations, our common shares may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of common shares is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration.
     Each purchaser or holder of our common shares or any interest therein, and each person making the decision to purchase or hold our common shares on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in our common shares to the date on which the purchaser disposes of its interest in our common shares, that such purchaser and holder, by its purchase or holding of our common shares or any interest therein that (a) its purchase and holding of our common shares is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of our common shares is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of our common shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither KeyCorp nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of our common shares and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of our common shares. Each purchaser and holder of our common shares or any interest therein on behalf of any governmental plan, church plan, and foreign plan will be deemed to have represented and warranted by its purchase or holding of our common shares or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.
     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing our common shares on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

PLAN OF DISTRIBUTION
     We have entered into an equity distribution agreement with Morgan Stanley & Co. Incorporated (“Morgan Stanley”) under which we may, from time to time, offer and sell our common shares having aggregate sales proceeds of up to $750,000,000 through Morgan Stanley, as our sales agent, or to Morgan Stanley, for resale. Sales of our common shares through Morgan Stanley, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, in block transactions, or as otherwise agreed upon by us and the sales agent. As sales agent, Morgan Stanley will not engage in any transactions that stabilize the price of our common shares.
     Morgan Stanley, if acting as sales agent, will use its commercially reasonable efforts to sell, as our sales agent, the common shares offered hereby, from time to time, based upon instructions from us (including any price, time or size limits or other customary parameters or conditions we may impose). Either we or Morgan Stanley may suspend the offering of our common shares pursuant to the equity distribution agreement by notifying the other.
     We will pay to Morgan Stanley as sales agent a commission, or allow a discount, equal to 1.50% of the gross sales proceeds for the first $250,000,000 of any common shares it sells pursuant to the equity distribution agreement, 1.375% of the gross proceeds for amounts sold pursuant to the equity distribution agreement in excess of such $250,000,000 up to (and including) $500,000,000, and 1.25% of the gross proceeds for amounts sold pursuant to the equity distribution agreement in excess of $500,000,000. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of our common shares. We have agreed to reimburse the sales agent for certain expenses incurred by it in connection with the offering.
     Settlement for sales of our common shares will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
     Under the terms of the equity distribution agreement, we also may sell our common shares to Morgan Stanley as principal for its own account at a price agreed upon at the time of sale. If we sell shares to Morgan Stanley as principal, we will enter into a separate terms agreement with Morgan Stanley and we will describe this agreement in a separate prospectus supplement or pricing supplement.
     In connection with the sale of our common shares, Morgan Stanley may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation paid to Morgan Stanley may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Morgan Stanley against certain civil liabilities, including liabilities under the Securities Act. Morgan Stanley may engage in transactions with, or perform other services for, us in the ordinary course of its business. In compliance with the guidelines of FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.
     If Morgan Stanley or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, that party will promptly notify the other and sales of our common shares under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of Morgan Stanley and us.
     The offering of our common shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all of our common shares subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by either Morgan Stanley or us.
VALIDITY OF SECURITIES
     The validity of the common shares offered hereby will be passed upon for KeyCorp by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio, and for Morgan Stanley by Sullivan & Cromwell LLP, New York, New York.

Sullivan & Cromwell LLP will rely upon the opinion of Squire, Sanders & Dempsey L.L.P. as to matters of Ohio law. Sullivan & Cromwell LLP regularly performs legal services for us and our subsidiaries.
EXPERTS
     The consolidated financial statements of KeyCorp incorporated by reference in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of KeyCorp’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and KeyCorp’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
     With respect to the unaudited condensed consolidated interim financial information of KeyCorp for the three-month periods ended March 31, 2009 and March 31, 2008, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2009, included in KeyCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meanings of Sections 7 and 11 of the Act.

127 Public Square
Cleveland, Ohio 44114-1306
(216) 689-6300

KeyCorp

Debt Securities
Preferred Stock
Depositary Shares
Common Shares
Warrants

The securities of each class may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and any applicable pricing supplement.

These securities will be our equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Our common stock is listed on the New York Stock Exchange under the symbol “KEY.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 12, 2008.

i

The words “Key,” “Company,” “we,” “our,” “ours” and “us” as used herein refer to KeyCorp and its subsidiaries, unless otherwise stated. The word “SEC” as used herein refers to the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2007.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

•	Current Reports on Form 8-K filed on January 22, 2008 (two reports), February 19, 2008, February 27, 2008, March 3, 2008, April 17, 2008, April 28, 2008 (filed on Form 8-K/A), May 29, 2008 and June 12, 2008.

Unless stated otherwise in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

KeyCorp
127 Public Square
Cleveland, Ohio 44114-1306
Attention: Investor Relations
(216) 689-6300

1

CONSOLIDATED EARNINGS RATIOS

The following table shows our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 2007, and for each of the three-month periods ended March 31, 2008 and 2007.

For the purpose of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, we divided consolidated income, before income taxes and the cumulative effect of accounting changes, plus fixed charges by fixed charges. Fixed charges consist of:

•	consolidated interest expense, excluding or including interest on deposits, as the case may be; and

•	that portion of rental expense that is deemed representative of the interest factor, net of income from subleases.

	Three Months Ended
	March 31,				Year Ended December 31,
	2008		2007		2007		2006		2005		2004		2003

Ratios of earnings to fixed charges
Excluding deposit interest	2.46	x	2.91	x	2.15	x	2.61	x	2.93	x	3.64	x	3.42	x
Including deposit interest	1.50	x	1.72	x	1.42	x	1.63	x	1.86	x	2.15	x	2.00	x
Ratios of earnings to combined fixed charges and preferred stock dividends
Excluding deposit interest	2.46	x	2.91	x	2.15	x	2.61	x	2.93	x	3.64	x	3.42	x
Including deposit interest	1.50	x	1.72	x	1.42	x	1.63	x	1.86	x	2.15	x	2.00	x

VALIDITY OF SECURITIES

The validity of the securities will be passed upon for us by counsel identified in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of KeyCorp incorporated by reference in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of KeyCorp’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and KeyCorp’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of KeyCorp for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 5, 2008, included in KeyCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meanings of Sections 7 and 11 of the Act.

2

$750,000,000
KeyCorp
Common Shares

PROSPECTUS
SUPPLEMENT
May 11, 2009
(To Prospectus dated June 12, 2008)

Morgan Stanley